Exhibit 99.1

Investor Contact:  Valda Colbart, 419-784-2759, rfcinv@rurban.net

RURBAN FINANCIAL CORP. REPORTS SUBSTANTIAL INCREASE IN EARNINGS
FOR FIRST QUARTER

DEFIANCE, Ohio, April 16, 2008 — Rurban Financial Corp. (NASDAQ: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, reported first quarter 2008 earnings of $1.11 million, or $0.22 per diluted share, an increase of 58.0% and 60.0%, respectively, above the $702 thousand, or $0.14 per diluted share, reported in first quarter 2007. Improved performance reflects across-the-board improvement at both of Rurban’s subsidiary companies, The State Bank and Trust Company and RDSI. The growth initiatives and improved efficiencies implemented over the past two years are providing clear and positive results.

Consolidated earnings for the 2008 first quarter include one-time pre-tax gains of $197,000 and $132,000, respectively, from the partial recovery of previously written-off WorldCom securities and proceeds from the sale of equity securities derived from VISA Inc.’s Initial Public Offering (IPO). These gains were partially offset by $176,000 of one-time expenses associated with the wind-down of RFCBC, Rurban’s workout subsidiary. These one-time items resulted in a net after-tax gain of $101,000. The 2007 first quarter included a pre-tax merger-related expense of $95,000 ($63,000 after-tax). Excluding the after-tax impact of the $101,000 net gain for the 2008 quarter and the $63,000 expense for the year-ago quarter, operating earnings were $1.0 million in 2008, compared with $765,000 for the prior-year quarter, up 31.8%.

“This has been a break-through quarter for Rurban,” commented Kenneth Joyce, President and CEO of Rurban Financial Corp. “While much of the banking industry has suffered from the financial and economic crises that began over a year ago, Rurban has proven to be more resilient. Our combination of fee and loan income provides balance to our revenue stream, and enables us to be more resistant to interest rate swings. From our earlier experience with problem loans, we have built a credit infrastructure with strong controls and a disciplined lending team. These are the primary factors - revenue growth and asset quality - that influence our present and future performance, and that of the banking industry as a whole. We believe that Rurban is well-positioned for the current environment, and we know there are still many additional opportunities as we continue down this path.”

The Banking Group (including RFCBC, the workout company) increased earnings from $571,000 for the first quarter of 2007, to $917,000 for the first quarter of 2008, an increase of 60.6%. Excluding earnings from the one-time net after-tax gain in the first quarter of 2008, and merger-related expenses from 2007, 2008 first quarter operating earnings were $881,000 versus $634,000 in 2007, up $247,000, or 39.0%.

RDSI had a record first quarter. The first quarter of 2008 net income was $800,000, compared with $690,000 in the 2007 first quarter, up $110,000, or 15.9%.

Highlights of Rurban’s consolidated first quarter performance include:

•
Rurban’s revenue stream has benefited from the complementary contributions of both subsidiaries. RDSI revenue consists entirely of non-interest income, while State Bank has a mix of 66.3% net interest income and 33.6% non-interest income. The consolidated mix is approximately 66.3% non-interest and the remainder net interest income, a significant advantage in the current banking interest rate environment.

•
Rurban’s Banking Group entered this declining rate environment liability-sensitive and has benefited from this positioning in the current interest rate environment. First quarter 2008 banking net interest margin was 3.45%, up 2 basis points from the linked quarter.

•
Consolidated return on average assets (ROAA) was 0.78% for the first quarter of 2008, compared with 0.51% for the year-ago quarter, up 27 basis points. On a core operating basis, first quarter ROAA was 0.71% in 2008, and 0.56% in 2007, an increase of 15 basis points.

•
Profitability has benefited largely from revenue growth; as a percent of average assets, annualized revenue has increased from 7.45% in the first quarter of 2007, to 7.99% for the current quarter - an improvement of 54 basis points. Meanwhile, annualized operating expenses were a stable percent of average assets, at 6.77%. As Rurban continues with the successful implementation of its expansion strategy, operating leverage should provide growing profitability.

•
Loans grew $18.7 million, or 5.0%, over the past twelve months, reflecting Rurban’s entry into higher-growth markets, such as Lima, Toledo, Fort Wayne and Columbus. Its strategy to complete acquisitions and open loan production offices, followed by full-service branches, has been a cost-effective approach to building its franchise.

CONSOLIDATED - FIRST QUARTER RESULTS

(Dollars in thousands except per share data)

OPERATING EARNINGS:*	1Q 2008	4Q 2007	1Q 2007

Net interest income	$3,817	$3,783	$3,593

Recurring non-interest income	7,186	6,832	6,739

Operating revenue	11,003	10,615	10,332

Provision for loan losses	192	143	93

Operating expense	9,601	9,164	9,300

Net income (GAAP)	1,109	906	702

Operating income	1,008	906	765

Diluted EPS	$0.22	$0.18	$0.14

* Nonrecurring items in 1Q 2008 are [pre-tax] gains of $197,500 from WorldCom recovery, $132,000 of proceeds from VISA IPO and expenses of $176,000 associated with RFCBC. Nonrecurring item in 1Q 2007 was $95,000 of merger-related expense.

Operating revenue, consisting of net interest income and recurring non-interest income, was $11.0 million for the first quarter of 2008, up 6.5% from the year-ago quarter. For both quarters, non-interest income contributed approximately 65% of total operating revenue. Both Banking and RDSI contributed to this growth - net interest income and fee income grew 10.4% and 5.8%, respectively, over first quarter 2007 results. Net interest income, contributed by the Banking Group, grew 10.4% from the combined impact of a 4.9% increase in average loans and a 7.2% improvement in net interest margin.

Operating expenses, excluding non-recurring items, were $9.4 million for the first quarter of 2008, compared with $9.2 million for the first quarter of 2007, an increase of $200,000, or 2.4%. RDSI took billing for postage in-house during the quarter resulting in additional postage expense of $230,000 being recorded. This is offset by increases in revenues. Excluding all non-recurring items, operating expenses were flat for the first quarter 2008 compared to the first quarter of 2007. Expenses are well-controlled, mainly as a result of the efficiencies completed throughout 2007. The reduction in staff kept salaries and employee benefits in check, and virtually unchanged, over the course of the past twelve months.

BANK OPERATING RESULTS

Net income for the Banking Group was $917,000 for the first quarter of 2008 compared with $571,000 reported for the prior-year quarter, an increase of 60.6%. Included in first quarter 2008 results are 50% of the $197,500 recovery on previously charged-off WorldCom bond, (the other 50% was recorded at the holding company level), $132,000 in proceeds from the VISA Inc. IPO, and the $176,000 of one-time expenses.

Mr. Joyce commented, "Our staff has worked hard and smart to obtain these first quarter results. Not only has the Banking Group produced improved earnings, but also, we’ve repositioned the bank according to the plan that we developed over the course of two years, and it’s exciting to see this plan deliver. While current quarter results benefited from a number of nonrecurring items, our performance is still at improved levels, whether measured by GAAP, or by operating earnings. All of our banking offices have been instrumental in expanding our loan portfolio and generating mortgage originations. We originated $18.0 million in mortgage loans during the first quarter 2008 - this compares to $8.4 million for the first quarter of 2007. These positive results reflect several changes in structure and function we had implemented in 2007, and will continue to execute in 2008."

BANKING - QUARTERLY RESULTS

(Dollars in thousands except per share data)

OPERATING EARNINGS:	1Q 2008	4Q 2007	1Q 2007

Net interest income	$4,295	$4,287	$4,131

Recurring non-interest income	1,938	1,945	1,894

Operating revenue	6,233	6,232	6,025

Provision for loan losses	192	143	93

Operating expense	5,018	4,908	5,188

Net income (GAAP)	917	836	571

Operating income	$881	$836	$634

Operating revenue, consisting of net interest income and recurring non-interest income, totaled $6.2 million for the first quarter of 2008, compared with $6.0 million for the first quarter of 2007, an increase of 3.5%. Net interest income increased 4.0% to $4.3 million, reflecting earning asset growth of 3.0% and a two basis point expansion in the net interest margin to 3.45%. Mr. Joyce added, “State Bank’s net interest margin is being well-managed in this declining interest rate environment and we are being aided by our balance sheet positioning. Non-interest income, excluding non-recurring items, increased to $1.94 million, or 2.3%, compared to the first quarter of 2007. Growth in deposit and mortgage banking fees was offset by slight declines in other income and loan servicing fees.”

The Banking Group took a slightly larger provision for loan losses than in previous quarters. The $192,000 loan loss provision more than replaced the level of loans charged-off, which totaled $166,000. Total Allowance for loan losses to total loans was 1.02%, and consistent with the previous year levels.

Operating expenses, excluding non-recurring, items were $4.8 million for the first quarter of 2008, down $251,000, or 4.9%, reported for the prior-year quarter. This decline is attributable to the reduction of 25 full-time equivalent positions during the first quarter of 2007. Reflecting this improvement, the efficiency ratio declined to 75.90% for the current quarter, compared with 76.68% for the linked quarter, and 85.47% for the prior-year quarter.

Total loans were $392.0 million on March 31, 2008, up $18.7 million, or 5.0%, from 12 months ago and up $2.7 million, or an annualized 2.8%, from the linked quarter. Growth over the past twelve months was derived primarily from commercial real estate loans, up $17.4 million, and commercial business loans, up $9.3 million. Commercial loans now account for 65.9% of the loan portfolio, compared with 62.3%, twelve months ago. Linked quarter growth came from agricultural loans, up $4.1 million, and commercial real estate loans, up $2.9 million. Growth for both periods was primarily offset by slight declines in consumer and residential loans.

Total deposits on March 31, 2008 were $416.7 million, up $4.1 million, or 1.0%, from the March 2007 quarter-end. The more robust linked quarter results reflect Money Market Deposit growth of $11.3 million and Interest Checking Deposits growth of $5.2 million. These increases were partially offset by a $2.9 million decline in Retail Time Deposits, a $2.1 million decline in Brokered Time Deposits, and a $1.0 million decline in Savings Deposits. The High Performance Checking promotion begun in April of 2007 has generated $6.2 million in new retail checking account balances at a funding cost of 1.00%. Retail Time Deposits have declined by $10.3 million from the year-ago quarter, reflecting the execution of run-off of municipal deposits as part of the planned balance sheet restructuring.

“We have spent a considerable amount of time restructuring our balance sheet over the past two years,” commented Mr. Joyce. “We have dedicated as much time on the liability side of our balance sheet as we have on the asset side. The percentage of transaction account balances to total deposits increased to 47.6% for the current quarter compared to 43.8% for the prior-year first quarter. This has contributed significantly to our reduction in cost of funds.”

ASSET QUALITY

(Dollars in thousands except percent data)

ASSET QUALITY	1Q 2008	4Q 2007	1Q 2007

Net charge-offs	$166	$89	$41

(Ann.) Net charge-offs to avg. loans	0.17%	0.09%	0.04%

Non-performing assets (NPAs)	$6,967	$6,162	$4,112

NPA / Total assets	1.22%	1.10%	0.75%

Allowance for loan losses	$4,016	$3,990	$3,769

Allowance for loan losses / Loans	1.02%	1.03%	1.01%

Non-performing assets (loans + OREO + OAO) were $7.0 million, or 1.22%, of total assets on March 31, 2008, compared with $6.2 million, or 1.10%, of assets for the linked quarter and $4.1 million, or 0.75%, of assets 12 months ago. The increase in non-performing asset was primarily due to four credits. Management does not anticipate losses on these credits. Also during the quarter, the company was successful in taking title to one of the three remaining legacy credits, which increased OREO balances. This represents a step in clearing this asset off the balance sheet, aiding us in our goal of reducing NPA’s during 2008.

RDSI RESULTS

First quarter 2008 net income for RDSI was $800,000, an increase of 15.9 % from the $690,000 reported for the prior-year first quarter. Mr. Joyce commented, “RDSI continues to improve its performance through strong revenue growth and disciplined control of expenses. We converted thirteen new clients over the past year, and have a pipeline in place that should support continued growth through 2008.”

Total revenue for first quarter of 2008 was $5.6 million, an increase 8.7% above the $5.2 million reported for the first quarter of 2007. The increase in revenue was aided by $237,000 of revenue associated with postage fees. During the first quarter, RDSI brought the billing for postage associated with client banks in-house. Excluding this change, revenue increased $214,000, or 16.6%, on an annualized basis.

As of March, 2008 the RDSI (including DCM) roster of clients totaled 116 banking organizations, representing a net increase of ten clients since March 31, 2007.  RDSI provided Data Processing Services to 76 clients and Item Processing Services to a total of 92 clients.

Operating expenses were $4.4 million for first quarter 2008, up $285,000, or 6.9%, from the first quarter of 2007. The increase was due largely to postage expenses associated with the aforementioned in-house process. Excluding the postage change, operating expenses increased $55,000, or 1.3%, reflecting several efficiencies gained on consolidations within the item processing segment of RDSI’s business.

Mr. Joyce concluded, “We are very pleased with RDSI’s performance this past quarter, and continue to improve upon both revenue and expenses - identifying new key growth areas and conservatively managing operating expenses - to continue our net income growth. As always, we will be working to maximize growth and profitability for Rurban Financial Corp. and its shareholders.”

Rurban continues to maintain a strong capital position. Stockholders’ equity totaled $59.9 million, on March 31, 2008, an increase of $2.2 million, or 3.7%, from 12 months ago. Capital ratios exceed the regulatory minimums for a well-capitalized institution.

About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and Rurbanc Data Services, Inc. (RDSI), including DCM. The State Bank and Trust Company offers financial services through its 16 branches in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio. Reliance Financial Services, a division of the Bank, offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin. Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,941,933 shares outstanding. The Company's website is http://www.rurbanfinancial.net.

Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

RURBAN FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
March 31, 2008, December 31, 2007 and March 31, 2007
	March	December	March
	2008	2007	2007
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$15,758,593	$15,183,627	$10,627,291
Federal funds sold	6,400,000	2,000,000	6,500,000
Cash and cash equivalents	22,158,593	17,183,627	17,127,291
Interest-earning deposits in other financial institutions	-	-	150,000
Available-for-sale securities	94,378,377	92,661,386	97,148,409
Loans held for sale	2,464,643	1,649,758	110,697
Loans, net of unearned income	391,962,691	389,268,744	373,293,814
Allowance for loan losses	(4,016,230)	(3,990,455)	(3,768,814)
Premises and equipment, net	15,180,760	15,128,754	15,912,493
Purchased software	4,149,202	4,282,563	4,482,113
Federal Reserve and Federal Home Loan Bank Stock	4,062,100	4,021,200	4,040,700
Foreclosed assets held for sale, net	1,572,644	124,131	9,400
Accrued interest receivable	2,752,252	3,008,968	2,820,915
Goodwill	13,940,618	13,940,618	13,690,092
Core deposits and other intangibles	4,961,846	5,135,228	5,683,598
Cash value of life insurance	12,276,003	12,160,581	10,861,017
Other assets	5,889,849	6,638,895	7,323,829

Total assets	$571,733,348	$561,213,998	$548,885,554

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest bearing demand	$41,748,793	$41,541,297	$43,759,627
Interest bearing NOW	59,547,916	54,308,665	47,026,613
Savings	24,289,198	25,320,126	27,738,612
Money Market	72,676,846	61,380,252	61,989,662
Time Deposits	218,449,515	223,480,842	232,078,426
Total deposits	416,712,268	406,031,182	412,592,940
Notes payable	817,584	922,457	2,515,911
Advances from Federal Home Loan Bank	23,000,000	24,000,000	17,500,000
Repurchase Agreements	43,536,570	43,006,438	30,827,195
Trust preferred securities	20,620,000	20,620,000	20,620,000
Accrued interest payable	2,481,629	2,532,914	2,233,625
Other liabilities	4,694,986	4,775,773	4,884,579

Total liabilities	511,863,037	501,888,764	491,174,250

Shareholders' Equity
Common stock	12,568,583	12,568,583	12,568,583
Additional paid-in capital	14,944,315	14,923,571	14,872,424
Retained earnings	32,956,244	32,361,106	30,808,105
Accumulated other comprehensive income (loss)	432,429	82,235	(537,808)
Treasury stock	(1,031,260)	(610,260)	-

Total shareholders' equity	59,870,311	59,325,235	57,711,304

Total liabilities and shareholders' equity	$571,733,348	$561,213,998	$548,885,554

RURBAN FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
For The Three Months Ended March 31, 2008 and 2007 and December 2007
	First Quarter	Fourth Quarter	First Quarter
	2008	2007	2007
Interest income
Loans
Taxable	$6,808,196	$7,056,261	$6,676,813
Tax-exempt	21,350	22,240	17,293
Securities
Taxable	1,039,894	1,106,834	1,091,197
Tax-exempt	158,367	161,830	153,057
Other	97,409	61,257	78,468
Total interest income	8,125,216	8,408,422	8,016,828

Interest expense
Deposits	3,091,902	3,383,225	3,333,730
Other borrowings	17,506	25,215	51,072
Retail Repurchase Agreements	460,552	484,118	343,849
Federal Home Loan Bank advances	302,336	276,492	249,587
Trust preferred securities	435,704	456,427	445,314
Total interest expense	4,308,000	4,625,477	4,423,552

Net interest income	3,817,216	3,782,945	3,593,276

Provision for loan losses	192,218	142,663	92,640

Net interest income after provision
for loan losses	3,624,998	3,640,282	3,500,636

Non-interest income
Data service fees	5,264,565	4,914,328	4,834,136
Trust fees	855,107	873,069	826,382
Customer service fees	586,207	593,665	528,424
Net gain on sales of loans	274,603	137,611	54,279
Net realized gain on sales of securities		1,631
Net proceeds from liquidation
of equity securities	132,106	-	-
Investment securities recoveries	197,487	-	-
Loan servicing fees	62,940	80,590	108,706
Gain (loss) on sale of assets	(71,032)	(32,362)	35,967
Other income	213,530	263,583	350,848
Total non-interest income	7,515,513	6,832,115	6,738,742

Non-interest expense
Salaries and employee benefits	4,438,764	4,134,242	4,396,787
Net occupancy expense	566,016	587,150	527,133
Equipment expense	1,567,637	1,678,311	1,605,873
Data processing fees	96,567	97,092	156,181
Professional fees	570,687	586,327	677,391
Marketing expense	181,747	218,549	155,685
Printing and office supplies	186,052	151,943	198,092
Telephone and communication	421,929	451,918	445,204
Postage and delivery expense	602,634	376,777	392,261
State, local and other taxes	180,768	115,441	199,741
Employee expense	230,611	281,682	255,069
Other expenses	557,948	485,154	290,836
Total non-interest expense	9,601,360	9,164,586	9,300,253

Income before income tax expense	1,539,151	1,307,811	939,125
Income tax expense	429,795	402,275	236,672

Net income	$1,109,356	$905,536	$702,453

Earnings per common share:
Basic	$0.22	$0.18	$0.14
Diluted	$0.22	$0.18	$0.14

Average diluted shares outstanding	4,962,428	4,988,493	5,027,613

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2008	2007	2007	2007	2007

EARNINGS
Net interest income	$3,817	$3,783	$3,661	$3,750	$3,593
Provision for loan loss	$192	$143	$140	$146	$93
Non-interest income	$7,516	$6,832	$6,783	$6,508	$6,739
Revenue (net interest income plus non-interest income)	$11,333	$10,615	$10,444	$10,258	$10,332
Non-interest expense	$9,601	$9,164	$9,106	$9,065	$9,301
Net income	$1,109	$906	$864	$785	$702

PER SHARE DATA
Basic earnings per share	$0.22	$0.18	$0.17	$0.16	$0.14
Diluted earnings per share	$0.22	$0.18	$0.17	$0.16	$0.14
Book value per share	$12.11	$11.92	$11.70	$11.43	$11.48
Tangible book value per share	$8.10	$8.00	$7.87	$7.83	$7.69
Cash dividend per share	$0.08	$0.07	$0.07	$0.06	$0.06

PERFORMANCE RATIOS
Return on average assets	0.78%	0.64%	0.62%	0.57%	0.51%
Return on average equity	7.50%	6.15%	5.97%	5.45%	4.91%
Net interest margin (tax equivalent)	3.26%	3.12%	2.96%	3.19%	3.04%
Net interest margin (Bank Only)	3.45%	3.43%	3.41%	3.56%	3.45%
Non-interest expense / Average assets	6.77%	6.48%	6.56%	6.60%	6.71%
Efficiency Ratio - bank (non-GAAP)	73.20%	76.68%	80.17%	77.23%	87.20%

MARKET DATA PER SHARE
Market value per share -- Period end	$10.24	$12.49	$12.65	$12.82	$11.84
Market as a % of book	0.85	1.05	1.08	1.12	1.03
Cash dividend yield	3.13%	2.24%	2.21%	1.87%	2.03%
Period-end common shares outstanding (000)	4,942	4,979	4,999	5,015	5,027
Common stock market capitalization ($000)	$50,605	$62,188	$63,237	$64,298	$59,525

CAPITAL & LIQUIDITY
Equity to assets	10.5%	10.6%	10.3%	10.5%	10.5%
Period-end tangible equity to tangible assets	7.2%	7.3%	7.2%	7.4%	7.3%
Tier 1 risk-based capital ratio	14.9%	14.8%	14.6%	14.9%	14.8%
Total risk-based capital ratio	15.8%	16.0%	15.7%	16.1%	15.9%

ASSET QUALITY
Net charge-offs / (Recoveries)	$166	$89	$28	$90	$41
Net loan charge-offs (Ann.) / Average loans	0.17%	0.09%	0.03%	0.09%	0.04%
Non-performing loans	$5,305	$5,990	$6,361	$5,913	$4,103
OREO / OAOs	$1,662	$172	$71	$84	$9
Non-performing assets	$6,967	$6,162	$6,432	$5,997	$4,112
Non-performing assets / Total assets	1.22%	1.10%	1.14%	1.09%	0.75%
Allowance for loan losses / Total loans	1.02%	1.03%	1.01%	1.00%	1.01%
Allowance for loan losses / Non-performing Assets	57.6%	64.8%	61.2%	63.8%	91.6%

END OF PERIOD BALANCES
Total loans, net of unearned income	$391,963	$389,084	$388,264	$381,662	$373,294
Allowance for loan loss	$4,016	$3,990	$3,937	$3,824	$3,769
Total assets	$571,733	$561,214	$565,674	$548,200	$548,886
Deposits	$416,712	$406,031	$413,152	$407,585	$412,593
Stockholders' equity	$59,870	$59,325	$58,504	$57,349	$57,711
Full-time equivalent employees	272	275	280	285	294

AVERAGE BALANCES
Loans	$389,917	$389,526	$385,126	$379,191	$371,724
Total earning assets	$498,731	$496,782	$488,798	$482,036	$484,110
Total assets	$567,129	$565,779	$555,451	$549,426	$554,631
Deposits	$412,424	$413,473	$411,948	$410,392	$415,887
Stockholders' equity	$59,149	$58,928	$57,830	$57,617	$57,192

Rurban Financial Corp.
Segment Reporting
First Quarter Ended March 31, 2008

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Income Statement Measures
Interest Income	$8,151	$-	$1	$(27)	$8,125

Interest Expense	3,856	44	435	(27)	$4,308

Net Interest Income	4,295	(44)	(434)	-	$3,817

Provision For Loan Loss	192	-	-		$192

Non-interest Income	2,169	5,650	407	(710)	$7,516

Non-interest Expense	5,018	4,394	899	(710)	$9,601

Net Income QTD	$917	$800	$(608)	$-	$1,109

Performance Measures
Average Assets -QTD	$547,502	$20,103	$81,297	$(81,773)	$567,129

ROAA	0.67%	15.92%	-	-	0.78%

Average Equity - QTD	$59,044	$15,282	$59,149	$(74,326)	$59,149

ROAE	6.21%	20.94%	-	-	7.50%

Efficiency Ratio - %	75.90%	77.28%	-	-	83.19%

Average Loans - QTD	$391,379	$-	$-	$(1,462)	$389,917

Average Deposits - QTD	$418,409	$-	$-	$(5,985)	$412,424

Rurban Financial Corp.
Proforma Performance Measurement
Quarterly Comparison - First Quarter 2008

	Banking Related Entities	RDSI	Parent Company and Other	Intersegment Elimination Entries	Rurban Financial Corp.
Revenue
1Q08	$6,464	$5,606	$(27)	$(710)	$11,333
4Q07	$6,232	$5,184	$(114)	$(687)	$10,615
3Q07	$5,939	$5,332	$(100)	$(727)	$10,444
2Q07	$6,130	$4,949	$(82)	$(739)	$10,258
1Q07	$6,025	$5,155	$(116)	$(732)	$10,332
1st Quarter Comparison	$439	$451	$89	$-	$1,001

Non-interest Expenses
1Q08	$5,018	$4,394	$899	$(710)	$9,601
4Q07	$4,908	$4,202	$742	$(687)	$9,164
3Q07	$4,874	$4,334	$626	$(727)	$9,106
2Q07	$4,849	$4,228	$728	$(739)	$9,065
1Q07	$5,188	$4,109	$736	$(732)	$9,301
1st Quarter Comparison	$(170)	$285	$163	$-	$300

Net Income
1Q08	$917	$800	$(608)	$-	$1,109
4Q07	$836	$648	$(578)	$-	$906
3Q07	$674	$659	$(470)	$-	$864
2Q07	$830	$476	$(521)	$-	$785
1Q07	$571	$690	$(559)	$-	$702
1st Quarter Comparison	$346	$110	$(49)	$-	$407

Average Assets
1Q08	$547,502	$20,103	$81,297	$(81,773)	$567,129
4Q07	$546,609	$20,014	$80,827	$(81,671)	$565,779
3Q07	$536,470	$19,739	$79,380	$(80,137)	$555,451
2Q07	$530,618	$20,320	$78,908	$(80,420)	$549,426
1Q07	$536,543	$20,217	$79,251	$(81,380)	$554,631
1st Quarter Comparison	$10,959	$(114)	$2,046	$-	$12,498

ROAA
1Q08	0.67%	15.92%	-	-	0.78%
4Q07	0.61%	12.95%	-	-	0.64%
3Q07	0.50%	13.35%	-	-	0.62%
2Q07	0.63%	9.37%	-	-	0.57%
1Q07	0.43%	13.65%	-	-	0.51%
1st Quarter Comparison	0.24%	2.44%	-	-	0.27%

Average Equity
1Q08	$59,044	$15,282	$59,149	$(74,326)	$59,149
4Q07	$58,115	$15,222	$58,928	$(73,337)	$58,928
3Q07	$56,805	$14,732	$57,830	$(71,536)	$57,830
2Q07	$56,249	$14,182	$57,617	$(70,431)	$57,617
1Q07	$56,330	$13,378	$57,192	$(69,708)	$57,192
1st Quarter Comparison	$2,714	$1,904	$1,957		$1,957

ROAE
1Q08	6.21%	20.94%	-	-	7.50%
4Q07	5.75%	17.03%	-	-	6.15%
3Q07	4.75%	17.89%	-	-	5.97%
2Q07	5.90%	13.43%	-	-	5.45%
1Q07	4.05%	20.63%	-	-	4.91%
1st Quarter Comparison	2.16%	0.31%	-	-	2.59%

Efficiency Ratio
1Q08	75.90%	77.28%	-	-	83.19%
4Q07	76.68%	79.77%	-	-	84.49%
3Q07	80.17%	80.04%	-	-	85.47%
2Q07	77.23%	84.09%	-	-	86.61%
1Q07	85.47%	78.52%	-	-	88.33%
1st Quarter Comparison	(9.57%)	(1.24%)	-	-	(5.14%)